Exhibit 4.3

AMENDMENT TO RIGHTS AGREEMENT

Amendment to Rights Agreement (the “Amendment”), dated as of February 1, 2000, among General Growth Properties, Inc., a Delaware corporation (the “REIT”), General Growth Companies, Inc., a Delaware corporation (the “New Limited Partner”) and the other parties whose names are set forth under the caption “Existing Limited Partners” on the signature pages hereto.

R E C I T A L S:

WHEREAS, the REIT and the Existing Limited Partners and/or their predecessors in interest have entered into that certain Rights Agreement dated as of July 27, 1993 (the “Agreement”) pursuant to which the Existing Limited Partners have certain rights to convert a portion of their common units of limited partnership interest in GGP Limited Partnership, a Delaware limited partnership (the “Partnership”), into shares of common stock of the REIT and to sell the remainder of their common units of limited partnership interest in the Partnership to the REIT for cash or common stock, at the option of the REIT;

WHEREAS, concurrently herewith, the Partnership is issuing to the New Limited Partner common units of limited partnership in the Partnership (the “New Units”); and

WHEREAS, the parties desire to amend the Agreement to reflect that the New Limited Partner is entitled to the rights of a “Limited Partner” under the Agreement as set forth herein.

NOW, THEREFORE, the parties do hereby agree as follows:

1.       Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2.       Notwithstanding anything to the contrary contained in the Agreement, the parties hereby agree that the New Limited Partner is deemed to be a “Limited Partner” for purposes of the Agreement and, as such, is entitled to all of the rights of a Limited Partner thereunder and is subject to all of the limitations thereon and that the New Units are deemed to be “Units” for purposes of the Agreement. The New Limited Partner hereby agrees to be bound by the terms of the Agreement, as amended hereby.

3.       Except as set forth herein, the terms of the Agreement shall remain in full force and effect for the benefit of the Existing Limited Partners and the New Limited Partner.

4.       This Amendment may be executed in counterparts, each of which shall be deemed an original and all which together shall constitute the same document.

5.       This Amendment, to the extent executed by any person or entity in his or its capacity as trustee of a trust, is executed by such person or entity solely as such trustee and not in an individual capacity. The execution by such person or entity of this Amendment in his or its capacity as trustee shall not create any liability on, or require the performance of any covenant by, any such trustee individually nor subject the individual property of any trustee to any liability.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

REIT:

GENERAL GROWTH PROPERTIES, INC., a
Delaware corporation

By:	/s/ Jon Batesole
Name: Jon Batesole
Title: Senior Vice President

EXISTING LIMITED PARTNERS:

MB CAPITAL PARTNERS III, a South
Dakota general partnership

By:	MBA Trust, a partner

By:	General Trust Company,
not individually but solely as trustee

By:	/s/ Michael Greaves
Name: Michael Greaves
Title: Vice President

STANLEY RICHARDS REVOCABLE TRUST

By:	/s/ Stanley Richards
Stanley Richards, Trustee

NEW LIMITED PARTNER:

GENERAL GROWTH COMPANIES, INC., a
Delaware corporation

By:	/s/ John Bucksbaum
Name: John Bucksbaum
Title: Vice President